Exhibit 23.9

CONSENT

To:	Ivanhoe Electric Inc. (the “Company”)

Re:	Registration Statement on Form S-3 of the Company.

I, Steven Pumphrey of Nordmin Engineering Ltd., am an author of the Canadian NI 43-101 Technical Report titled “NI 43-101 Technical Report and Prefeasibility Study, San Matías Copper-Gold-Silver Project, Columbia” with an effective date of January 11, 2022 (the “Expert Report”) originally prepared for Cordoba Minerals.

I understand that the Company wishes to make reference to my name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto, or the documents incorporated by reference therein (collectively, the “Form S-3”). I further understand that the Company wishes to use the Expert Report and/or extracts or information from the Expert Report in the Form S-3. I have been provided with a copy of the Form S-3, and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, I do hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3; and

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me (“Undersigned’s Information”).

I confirm that where my work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: July 10, 2023

By:	/s/ Steven Pumphrey
	Name:	Steven Pumphrey
	Title:	P.Eng. – Civil/Structural